                                                                    Exhibit 99.2

                                      KEANE
                                  NEWS RELEASE

                                              Contact:   Larry Vale
                                                         Keane Public Relations
                                                         (617) 241-9200 x1272

                                                         Albie Jarvis
                                                         Porter Novelli
                                                         (617) 450-4300


               KEANE ANNOUNCES ADDITIONAL SHARE REPURCHASE PROGRAM


     BOSTON, June 12, 2003 -- Keane, Inc. (AMEX: KEA) today announced that its Board of Directors has authorized the Company to repurchase an additional 3 million shares of its common stock over the next 12 months. The authorization is in addition to the 3 million share repurchase authorization announced by Keane on May 30, 2002

     The authorization is also in addition to the 5 million share repurchase authorization announced by Keane on October 25, 2002, which program expires in October 2003. Keane has repurchased approximately 4.4 million shares to date under the October repurchase program.

     The repurchases may be made on the open market or in negotiated transactions and the timing and amount of shares repurchased will be determined by the Company's management based on its evaluation of market and economic conditions and other factors. The repurchase program will be funded using the Company's cash reserves as may be supplemented by proceeds from the Company's pending offering of subordinated debentures. The Company reported that the repurchased shares will be available for use in connection with the Company's stock option plans, employee stock purchase and other stock benefit plans, and for general corporate purposes, including acquisitions.

     Keane, Inc. (AMEX: KEA), one of the world's great information technology services firms, helps clients Plan, Build, Manage, and Rationalize application software portfolios. Keane builds long-term relationships with customers by providing a broad range of service offerings developed to optimize portfolios of applications throughout their useful life. Specifically, Keane focuses on three highly synergistic service offerings: Business Consulting, Application Development and Integration, and Application Development and Management Outsourcing, the Company's flagship service offering.

As part of its Build services, Keane also provides a full line of proprietary healthcare information systems. Keane delivers its services through an integrated network of branch offices in North America and the United Kingdom, and via Advanced Development Centers (ADCs) in the United States, Canada, and India. Information on Keane is available on the Internet at www.keane.com.

--------------------------------------------------------------------------------
Statements in this press release regarding the Company's intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company's cash flows from operations, general economic conditions, and other factors identified in the Company's Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

                                      # # #